                                                                     EXHIBIT 2.1
                                                                  CONFORMED COPY




                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                          BORG-WARNER AUTOMOTIVE, INC.

                                 ("Purchaser"),

                                BWA MERGER CORP.
                  a wholly owned direct subsidiary of Purchaser
                                  ("Subcorp"),




                                       and




                               KUHLMAN CORPORATION
                                   ("target")





                                December 17, 1998

                                TABLE OF CONTENTS


                                                                                                               PAGE

PRELIMINARY STATEMENTS.......................................................................................     1
AGREEMENT             .......................................................................................     1
ARTICLE I.           THE MERGER..............................................................................     1
          1.1     The Merger.................................................................................     1
          1.2     Effective Time.............................................................................     1
          1.3     Effects of the Merger......................................................................     2
          1.4     Certificate of Incorporation and By-Laws...................................................     2
          1.5     Directors and Officers of the Surviving Corporation........................................     2
ARTICLE II.          CONVERSION OF SECURITIES ...............................................................     2
          2.1     Conversion of Capital Stock................................................................     2
          2.2     Election Procedures........................................................................     3
          2.3     Exchange Ratio; Fractional Shares; Adjustments.............................................     6
          2.4     Exchange of Certificates...................................................................     7
                       (a)     Exchange Agent................................................................     7
                       (b)     Exchange Procedures...........................................................     7
                       (c)     Distributions with Respect to Unexchanged Shares..............................     8
                       (d)     No Further Ownership Rights in Target Common Stock............................     8
                       (e)     Termination of Exchange Fund..................................................     9
                       (f)     No Liability..................................................................     9
                       (g)     Investment of Exchange Fund...................................................     9
                       (h)     Withholding Rights............................................................     9
          2.5     Treatment of Stock Options.................................................................    10
          2.6     Treatment of Stock Appreciation Rights.....................................................    10
          2.7     Treatment of Awards Under Long-Term Incentive Plan.........................................    10
ARTICLE III.         REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
                     SUBCORP ................................................................................    11
          3.1     Organization and Standing..................................................................    11
          3.2     Corporate Power and Authority..............................................................    11
          3.3     Capitalization of Purchaser and Subcorp....................................................    11
          3.4     Conflicts; Consents and Approvals..........................................................    12
          3.5     Purchaser SEC Documents....................................................................    13
          3.6     Compliance with Law........................................................................    14
          3.7     Registration Statement; Proxy Statement....................................................    14
          3.8     Litigation; Products Liability.............................................................    14
          3.9     No Material Adverse Change.................................................................    14
          3.10    Environmental Compliance...................................................................    15
          3.11    Board Recommendation.......................................................................    15
ARTICLE IV.          REPRESENTATIONS AND WARRANTIES OF TARGET ...............................................    16
          4.1      Organization and Standing.................................................................    16


          4.2     Subsidiaries...............................................................................    16
          4.3     Corporate Power and Authority..............................................................    17
          4.4     Capitalization of Target...................................................................    17
          4.5     Conflicts; Consents and Approvals..........................................................    18
          4.6     No Material Adverse Change.................................................................    18
          4.7     Target SEC Documents.......................................................................    18
          4.8     Taxes......................................................................................    19
          4.9     Compliance with Law........................................................................    20
          4.10    Intellectual Property......................................................................    20
          4.11    Registration Statement; Proxy Statement....................................................    21
          4.12    Litigation; Products Liability.............................................................    21
          4.13    Employee Benefit Plans.....................................................................    21
          4.14    Contracts..................................................................................    25
          4.15    Labor Matters..............................................................................    26
          4.16    Permits....................................................................................    26
          4.17    Reserved...................................................................................    27
          4.18    Title to Properties and Assets.............................................................    27
          4.19    Environmental Compliance...................................................................    27
          4.20    Opinion of Financial Advisor...............................................................    27
          4.21    Board Recommendation; Required Vote........................................................    28
          4.22    Section 203 of DGCL; Rights Agreement......................................................    28
          4.23    Brokerage and Finder's Fees................................................................    28
ARTICLE V.           COVENANTS OF THE PARTIES ...............................................................    29
          5.1     Mutual Covenants...........................................................................    29
                       (a)     HSR Act Filings; Reasonable Best Efforts; Notification........................    29
                       (b)     Public Announcements..........................................................    31
                       (c)     Registration Statement/Proxy Statement........................................    31
                       (d)     Change of Control.............................................................    32
          5.2     Covenants of Purchaser.....................................................................    32
                       (a)     Conduct of Purchaser's Operations.............................................    32
                       (b)     Indemnification; Directors'and Officers'Insurance.............................    32
                       (c)     Merger Sub....................................................................    33
                       (d)     NYSE Listing..................................................................    33
                       (e)     Employees and Employee Benefits...............................................    33
                       (f)     Contacts with Target's Customers and Suppliers................................    33
          5.3     Covenants of Target........................................................................    34
                       (a)     Target Stockholders Meeting...................................................    34
                       (b)     Conduct of Target's Operations................................................    34
                       (c)     No Solicitation...............................................................    37
                       (d)     Access........................................................................    38
                       (e)     Subsequent Financial Statements...............................................    39
                       (f)     Affiliates of Target..........................................................    39
ARTICLE VI.          CONDITIONS .............................................................................    39
          6.1     Conditions to the Obligations of Each Party................................................    39
          6.2     Conditions to Obligations of Target........................................................    40

          6.3     Conditions to Obligations of Purchaser and Subcorp.........................................    40
ARTICLE VII.         TERMINATION AND AMENDMENT ..............................................................    42
          7.1     Termination................................................................................    42
          7.2     Effect of Termination......................................................................    43
          7.3     Amendment..................................................................................    44
          7.4     Extension; Waiver..........................................................................    44
ARTICLE VIII.        MISCELLANEOUS ..........................................................................    45
          8.1     Survival of Representations and Warranties.................................................    45
          8.2     Notices....................................................................................    45
          8.3     Interpretation.............................................................................    46
          8.4     Counterparts...............................................................................    47
          8.5     Entire Agreement...........................................................................    47
          8.6     Third-Party Beneficiaries..................................................................    47
          8.7     Governing Law..............................................................................    47
          8.8     Consent to Jurisdiction; Venue.............................................................    47
          8.9     Specific Performance.......................................................................    48
          8.10    Assignment.................................................................................    48
          8.11    Expenses...................................................................................    48
Exhibit A - Form of Affiliate Letter.........................................................................   A-1
Exhibit B - Form of Subcorp Bylaws...........................................................................   B-1


                          AGREEMENT AND PLAN OF MERGER

                  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 17th day of December, 1998, by and among Borg-Warner Corporation, a Delaware corporation ("Purchaser"), BWA Merger Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Subcorp"), and Kuhlman Corporation, a Delaware corporation ("Target").


                             PRELIMINARY STATEMENTS

                  A. Purchaser desires to combine its businesses with the businesses operated by Target through the merger of Subcorp with and into Target, with Target as the surviving corporation (the "Merger"), pursuant to which each share of Target Common Stock (as defined in Section 4.4(a)) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive the Merger Consideration (as defined in Section 2.4(b)) as more fully provided herein.

                  B. Target desires to combine its businesses with the businesses operated by Purchaser and for the holders of shares of Target Common Stock ("Target Stockholders") to receive the Merger Consideration and to have a continuing equity interest in the combined Purchaser/Target businesses through the ownership of Purchaser Common Shares (as defined in Section 3.3(a)).

                  C. The respective Boards of Directors of Purchaser, Subcorp and Target have determined the Merger to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.


                                    AGREEMENT

                  Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I.

                                   THE MERGER

             1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Target at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Target shall continue its existence under the laws of the State of Delaware. Target, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

             1.2 Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Purchaser and Target and specified in the Certificate of Merger. The date on which the Effective Time occurs is herein referred to as the "Effective Date." Prior to the filing referred to in this
Section 1.2, a closing (the "Closing") shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or such other place as the parties may agree as soon as practicable (but in any event within ten business days) following the date upon which all conditions set forth in Article VI have been satisfied or waived, or at such other date as Purchaser and Target may agree; provided, that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date."

             1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

             1.4 Certificate of Incorporation and By-Laws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Certificate of Incorporation of Subcorp, except for Article I thereof, which shall continue to read "The name of the corporation is `Kuhlman Corporation'", and (ii) the By-Laws of Subcorp in effect immediately prior to the Effective Time, which shall be in the form attached as Exhibit A hereto, shall be the By-Laws of the Surviving Corporation; in each case, until amended in accordance with the DGCL.

             1.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Target shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, Target shall deliver to Purchaser evidence satisfactory to Purchaser of the resignations of the directors of Target, such resignations to be effective as of the Effective Time.


                                   ARTICLE II.

                            CONVERSION OF SECURITIES

             2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Subcorp or Target or their respective shareholders:

             (a) Each share of common stock, $0.01 par value, of Subcorp ("Subcorp Common

Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

             (b) Each share of capital stock of Target held in the treasury of Target shall be cancelled and retired and no payment shall be made in respect thereof.

             (c) Each outstanding share of Target Common Stock which under the terms of Section 2.2 is to be converted into the right to receive Purchaser Common Shares shall, subject to Section 2.3, be converted into and become the right to receive a number of Purchaser Common Shares equal to the Exchange Ratio (as defined in Section 2.3) (the "Stock Consideration").

             (d) Each outstanding share of Target Common Stock which under the terms of Section 2.2 is to be converted into the right to receive cash shall be converted into the right to receive $39.00 in cash (the "Cash Consideration");

             (e) Each outstanding share of Target Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the "Dissenting Shares") shall not be converted into or represent a right to receive Purchaser Common Shares and/or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Target shall give Purchaser prompt notice upon receipt by Target of any such written demands for payment of the fair value of such shares of Target Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

             (f) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Date, such holder's shares of Target Common Stock shall be converted into a right to receive cash and/or Purchaser Common Shares in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Date, each share of Target Common Stock of such holder shall be converted on a share by share basis into the right to receive the Cash Consideration.

             2.2  Election Procedures.

             (a) Subject to the allocation and election procedures set forth in this Section 2.2, each record holder (or beneficial owner through appropriate and customary documentation and instructions) immediately prior to the Effective Time of shares of Target Common Stock shall be entitled either (i) to elect to receive the Cash Consideration for each such share of Target Common Stock ("Cash Election Shares"), or (ii) to elect to receive the Stock

Consideration for each such share of Target Common Stock ("Stock Election Shares"), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Purchaser Common Shares for each such share of Target Common Stock ("Non-Election Shares"). All such elections shall be made on a form furnished by Purchaser for that purpose (a "Form of Election") and reasonably satisfactory to Target. If more than one Certificate shall be surrendered for the account of the same holder, the number of Purchaser Common Shares, if any, to be issued to such holder in exchange for the certificates representing the shares of Target Common Stock (the "Certificates") which have been surrendered shall be computed on the basis of the aggregate number of shares of Target Common Stock represented by all of the Certificates surrendered for the account of such holder. Holders of record of shares of Target Common Stock who hold such shares as nominees, trustees or in other representative capacities (each, a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all shares of Target Common Stock held by such Representative for a particular beneficial owner.

             (b) Not later than the 25th business day prior to the anticipated Effective Date or such date as the parties agree in writing, Purchaser shall mail a Form of Election and a letter of transmittal to record holders of Target Common Stock as of the record date for the Target Stockholders Meeting (as defined below). Elections shall be made by holders of shares of Target Common Stock by delivering the Form of Election to Harris Trust and Savings Bank, or such other bank or trust company designated by Purchaser and who is reasonably satisfactory to Target (the "Exchange Agent"). To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by 5:00 p.m. (New York City time) on the last business day prior to the date of the Target Stockholders Meeting (as defined below) or such other time and date as Purchaser and Target may mutually agree (the "Election Deadline"), and accompanied by (1)(x) the Certificates as to which the election is being made or
(y) an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Stock Certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange ("NYSE") trading days after the date of execution of such guarantee of delivery (a "Guarantee of Delivery") and (2) a properly completed and signed letter of transmittal. Failure to deliver Certificates covered by any Guarantee of Delivery within three NYSE trading days after the date of execution of such Guarantee of Delivery shall be deemed to invalidate any otherwise properly made election. Purchaser will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The good faith decision of Purchaser (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Purchaser nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 2.2(c) and all such computations shall be conclusive and binding on the Target Stockholders in the absence of manifest error. Any Form of Election may be changed or revoked prior to the Election Deadline. In the event a Form of Election is revoked prior to the Election Deadline, Purchaser shall, or shall cause the Exchange Agent to, cause the Certificates representing the shares of Target Common Stock covered by such Form of Election to be promptly returned without charge to the person submitting the Form of Election upon written request to that effect from such person. For purposes hereof, if a Target Stockholder does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (including a holder who submits and then revokes his or her Form of Election and does not resubmit a Form of Election which is timely received by the Exchange Agent), or if a Target Stockholder submits a Form of Election without the corresponding Certificates or a Guarantee of Delivery, then such Target Stockholder's shares of Target Common Stock shall be deemed to be Non-Election Shares. If any Form of Election is defective in any manner that the Exchange Agent cannot reasonably determine the election preference of the stockholder submitting such Form of Election, the purported election set forth therein shall be deemed to be of no force and effect and then such Target Stockholder's shares of Target Common Stock shall, for purposes hereof, be deemed to be Non-Election Shares.

             (c) Within five business days after the Election Deadline (the "Measurement Date"), the Exchange Agent shall effectuate the allocation among holders of Target Common Stock of rights to receive Purchaser Common Shares or cash in the Merger in accordance with the Forms of Election as follows:

          (i) If the number of Stock Election Shares is less than or equal to 3,846,154 (the "Stock Conversion Number"), then:

                        (1)  all Stock Election Shares will be converted into
                                      the right to receive Purchaser Common
                                      Shares,

                        (2)  the Exchange Agent will select first from among the
                                      Non-Election Shares by a random selection process as shall be mutually determined by Purchaser and Target as shall be further described in the Election Form, then (if necessary) will allocate pro rata from among the Cash Election Shares (provided that each holder of such Cash Election Shares holds 1,000 or more shares of Target Common Stock), and then (if necessary) will allocate pro rata from among the remaining Cash Election Shares, a sufficient number of such shares ("Stock Designated Shares") such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares, equal as closely as practicable the Stock Conversion Number, and all Stock Designated Shares will be converted into the right to receive Purchaser Common Shares, and

                        (3)  the Cash Election Shares (subject to the provisions
                                      of Sections 2.1(e)
                                      and (f) with respect to any Dissenting
                                      Shares) and the Non-Election Shares which are not Stock Designated Shares will be converted into the right to receive cash; or

         (ii) If the number of Stock Election Shares is greater than the Stock Conversion Number, then:

                        (1)  the Exchange Agent will allocate pro rata first
                                      from among the Stock Election Shares
                                      (provided that each holder of such Stock
                                      Election Shares holds less than 1,000
                                      shares of Target Common Stock) and then
                                      (if necessary) will allocate pro rata from among the remaining Stock Election Shares, a sufficient number of such shares ("Cash Designated Shares") such that when the number of Cash Designated Shares is subtracted from the number of Stock Election Shares, the remaining Stock Election Shares will equal as closely as practicable the Stock Conversion Number and all such remaining Stock Election Shares will be converted into the right to receive Purchaser Common Shares, and

                        (2)  the Cash Election Shares, Non-Election Shares, and
                                      Cash Designated Shares will be converted into the right to receive cash.

             2.3  Exchange Ratio; Fractional Shares; Adjustments.

             (a) The "Exchange Ratio" shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $39.00 by (ii) the average of the high and low sales prices of Purchaser Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape (the "NYSE Composite Tape") on each of the twenty consecutive trading days immediately preceding the third trading date prior to the Closing Date (the "Purchaser Share Price").

             (b) No certificates for fractional Purchaser Common Shares shall be issued as a result of the conversion provided for in Section 2.1(c) and such fractional share interests will not entitle the owner thereof to vote or have any rights of a holder of Purchaser Common Shares. In lieu of any such fractional Purchaser Common Shares, the holder of a certificate previously evidencing Target Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Target Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the Purchaser Share Price) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Target Common Stock shall be surrendered for the account of the same holder, the number of Purchaser Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

             (c) In the event that prior to the Effective Time Purchaser shall declare a stock dividend or other distribution payable in Purchaser Common Shares or securities convertible into Purchaser Common Shares, or effect a stock split, reclassification, combination or other change with respect to Purchaser Common Shares, the Exchange Ratio and Cash Consideration set forth in this Article II shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

             2.4  Exchange of Certificates.

             (a) Exchange Agent. Immediately prior to the Effective Time, Purchaser shall deposit with the Exchange Agent for the benefit of Target Stockholders, for exchange in accordance with this Section 2.4, (i) certificates representing the aggregate Stock Consideration issuable pursuant to Sections 2.1 and 2.2, (ii) cash representing the aggregate Cash Consideration to which Target Stockholders who have properly completed, signed and submitted Forms of Election shall be entitled pursuant to Sections 2.1 and 2.2 and (iii) from time to time, (X) cash representing the aggregate Cash Consideration to which Target Stockholders who submit letters of transmittal after the Effective Time shall be entitled pursuant to Sections 2.1 and 2.2 and (Y) cash in an amount reasonably expected to be paid pursuant to Section 2.3(b) (such Purchaser Common Shares and cash, together with any dividends or distributions with respect thereto, the "Exchange Fund").

             (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates which prior thereto represented Target Common Stock who did not submit such Certificate or Certificates to the Exchange Agent with such holder's properly submitted Form of Election: (i) a letter of transmittal (which shall specify, as shall the Form of Election, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other customary provisions as Purchaser may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing that whole number of Purchaser Common Shares which such holder has the right to receive pursuant to Sections 2.1 or 2.2 in such denominations and registered in such names as such holder may request and/or a check representing the Cash Consideration which such holder has the right to receive pursuant to Sections 2.1 or 2.2 plus (ii) the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax (the Purchaser Common Shares and cash referred to in clause (i) being collectively referred to as the "Merger Consideration"). The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Target Common Stock. In the event of a transfer of ownership of shares of Target Common Stock that is not registered on the transfer records of Target, a certificate representing the proper number of Purchaser Common Shares, and/or a check for the Cash Consideration which such holder has the right to receive pursuant to Sections 2.1 or 2.2 plus the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Target Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration plus the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such reasonable amount as Purchaser may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, a certificate representing the proper number of Purchaser Common Shares, and/or check for the Cash Consideration which such holder has the right to receive pursuant to Sections 2.1 or 2.2 plus the cash to be paid in lieu of fractional shares, if any, with respect to the shares of Target Common Stock formerly represented thereby, and unpaid dividends and distributions on Purchaser Common Shares, if any, as provided in this Article II.

             (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this
     Section 2.4. Subject to the effect of Applicable Laws (as defined in Section 4.9), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Purchaser Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Purchaser Common Shares and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Purchaser Common Shares, less the amount of any withholding taxes which may be required thereon.

             (d) No Further Ownership Rights in Target Common Stock. All Purchaser Common Shares issued and/or Cash Consideration paid upon surrender of Certificates in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock represented thereby, and, as of the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers on the stock transfer books of Target of shares of Target Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
     Section 2.4. Certificates surrendered for exchange by any person identified as an "affiliate" in the letter provided to Purchaser pursuant to Section 5.3(f) shall not be exchanged until Purchaser has received written undertakings from such person in the form attached as Exhibit B to this Agreement.

             (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to Target Stockholders six months after the date of the mailing required by Section 2.4(b) shall be delivered to Purchaser, upon demand thereby, and holders of Certificates previously representing shares of Target Common Stock who have not theretofore complied with this
     Section 2.4 shall thereafter look only to Purchaser for payment of any claim to the Merger Consideration and cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

             (f) No Liability. None of Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Target Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Target Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4(d)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

             (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Purchaser, on a daily basis. Any interest and other income resulting from such investments shall be paid to Purchaser upon termination of the Exchange Fund pursuant to Section 2.4(e). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then Purchaser shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

             (h) Withholding Rights. Each of the Surviving Corporation, Subcorp and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Subcorp or Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Subcorp or Purchaser, as the case may be.

             2.5 Treatment of Stock Options. (a) Prior to the Effective Time, the Board of Directors of Target (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary (including obtaining the consent of holders) to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Options") outstanding immediately prior to the Effective Time heretofore granted under any stock option or similar plan of Target or under any agreement, without any payment therefor except as otherwise provided in this Section 2.5. Immediately prior to the Effective Time, all Options (whether vested or unvested) which are listed in Section 2.5 of the disclosure schedule delivered by Target to Purchaser and dated the date hereof (the "Target Disclosure Schedule") shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by Target (less any applicable withholding taxes), promptly following the Effective Time, equal to the product of (i) the total number of shares of Target Common Stock subject to such Option (whether vested or unvested) and (ii) the excess, if any, of $39.00 over the exercise price per share of Target Common Stock subject to such Option.

             2.6 Treatment of Stock Appreciation Rights. Prior to the Effective Time, the Board of Directors of Target (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary (including obtaining the consent of holders) to provide for the cancellation, effective at the Effective Time, of all the outstanding stock appreciation rights (the "SARs") outstanding immediately prior to the Effective Time heretofore granted under any compensation, incentive, employee or similar plan of Target or under any agreement, without any payment therefor except as otherwise provided in this Section 2.6. Immediately prior to the Effective Time, all SARs (whether vested or unvested) which are listed in Section 2.6 of the Target Disclosure Schedule shall be cancelled (and to the extent formerly so exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by Target (less any applicable withholding taxes), immediately prior to the Effective Time, equal to the excess, if any, of $39.00 over the price of Target Common Stock on the date of grant of such SAR.

             2.7 Treatment of Awards Under Long-Term Incentive Plan. Prior to the Effective Time, the Board of Directors of Target (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary (including obtaining the consent of holders) to provide, with respect to all currently outstanding Awards (as defined in the Target Long-Term Incentive Plan dated August 8, 1996, as amended January 1, 1998 and November 20,
1998) (other than Options) granted prior to the Effective Time, that (i) each such Award that is listed on Section 2.7 of the Target Disclosure Schedule shall be canceled, immediately prior to the Effective Time, and shall entitle the holder thereof to the immediate payment of the amount of cash set forth in
Section 2.7 of the Target Disclosure Schedule, which amount constitutes the full payment of any consideration due under such Awards, and (ii) all other such Awards (including any Awards granted pursuant to the New Two-Year Management Incentive Arrangement $56 Target) shall be canceled immediately prior to the Effective Time with no further consideration.

                                  ARTICLE III.

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUBCORP

                  In order to induce Target to enter into this Agreement, Purchaser and Subcorp hereby represent and warrant to Target that the statements contained in this Article III are true, correct and complete.

             3.1 Organization and Standing. Each of Purchaser and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Purchaser and Subcorp is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 8.3) on Purchaser or Subcorp, as the case may be. Purchaser is not in default in the performance, observance or fulfillment of any provision of the Purchaser Restated Certificate of Incorporation, as amended (the "Purchaser Articles"), or the Purchaser By-Laws (the "Purchaser By-Laws"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Certificate of Incorporation or By-Laws. Purchaser has heretofore made available or furnished to Target a complete and correct copy of (i) the Purchaser Articles and the Purchaser By-Laws, each as in effect as of the date of this Agreement and (ii) the Certificate of Incorporation of Subcorp.

             3.2 Corporate Power and Authority. Each of Purchaser and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser and Subcorp have been duly authorized by all necessary corporate action on the part of each of Purchaser and Subcorp. This Agreement has been duly executed and delivered by each of Purchaser and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Purchaser enforceable against each of them in accordance with its terms.

             3.3  Capitalization of Purchaser and Subcorp.

             (a) As of December 1, 1998, Purchaser's authorized capital stock consisted solely of (A) 50,000,000 shares of common stock, $0.01 par value ("Purchaser Common Shares"), of which (i) 23,381,373 shares were issued and outstanding, (ii) 371,992 shares were

\
     issued and held in treasury (which does not include Purchaser Common Shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 1,400,050 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Purchaser, (B) 25,000,000 shares of non-voting common stock, $0.01 par value ("Purchaser Non-Voting Common Shares"), of which (i) 1,500 shares were issued and outstanding and (ii) none were reserved for issuance, and
     (C) 5,000,000 shares of Preferred Stock, $0.01 par value, of which (i) none was issued and outstanding and (ii) 500,000 shares were designated as Series A Junior Participating Preferred Stock reserved for issuance under the Rights Agreement, dated as of July 22, 1998, between Purchaser and ChaseMellon Shareholder Services, LLC, as rights agent (the "Purchaser Rights Agreement"). Each outstanding share of Purchaser capital stock is, and all Purchaser Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Purchaser capital stock has not been, and all Purchaser Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. Section 3.3 to the disclosure schedule delivered by Purchaser to Target and dated the date hereof (the "Purchaser Disclosure Schedule") sets forth the aggregate amount of outstanding options relating to the issuance by Purchaser of any equity securities of Purchaser, together with the average weighted exercise price thereof. The issuance and sale of all of the shares of capital stock described in this Section 3.3 have been in material compliance with federal and state securities laws. The Purchaser Common Shares to be issued in the Merger in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable with preferred share purchase rights issuable pursuant to the Purchaser Rights Agreement attached thereto. As of the date hereof, Purchaser has not agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under any state securities law or granted registration rights to any person or entity (which rights are currently exercisable or will become exercisable between the date hereof and December 31, 2000).

             (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Subcorp Common Stock, of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Purchaser.

             3.4  Conflicts; Consents and Approvals. Except as set forth in
Section 3.4 to the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser or Subcorp nor the consummation of the transactions contemplated hereby will:

             (a) conflict with, or result in a breach of any provision of the Purchaser Articles or the Purchaser By-Laws or the Certificate of Incorporation or By-Laws of Subcorp;

             (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Purchaser or any of its subsidiaries is a party;

             (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its subsidiaries or any of their respective properties or assets; or

             (d) require any action or consent or approval of, or review by, or registration or filing by Purchaser or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization for inclusion of the Purchaser Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance,
     (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (iv) consents or approvals of any Governmental Authority set forth in Section
     3.4 to the Purchaser Disclosure Schedule;

except in the case of clauses (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

             3.5 Purchaser SEC Documents. Purchaser has timely filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Purchaser SEC Documents"). The Purchaser SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Purchaser SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (together with the rules and regulations thereunder, the "Exchange Act") and the Securities Act, as the case may be. The financial statements of Purchaser included in the Purchaser SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Purchaser

SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Purchaser and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Purchaser is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

             3.6 Compliance with Law. Purchaser and each of its subsidiaries is in compliance, and at all times since January 1, 1996 has been in compliance, with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") relating to Purchaser and each of its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not have a Material Adverse Effect on Purchaser. No investigation or review by any Governmental Authority with respect to Purchaser or any of its subsidiaries is pending, or, to the knowledge of Purchaser, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on Purchaser.

             3.7 Registration Statement; Proxy Statement. None of the information provided in writing by Purchaser for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Purchaser under the Securities Act, including the prospectus relating to Purchaser Common Shares to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the proxy statement and form of proxies relating to the vote of Target Stockholders with respect to the Merger (as amended, supplemented or modified, the "Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Target Stockholders Meeting (as defined in Section 5.3(a)) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement, except for such portions thereof that relate only to Target, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

             3.8 Litigation; Products Liability. There is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an "Action") pending or, to the knowledge of Purchaser (or its executive officers or directors), threatened against Purchaser, any of its subsidiaries or any of their respective executive officers or directors that, individually or in the aggregate, would have a Material Adverse Effect on Purchaser or a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. Neither Purchaser nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, that would have a Material Adverse Effect on Purchaser or a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby. There is no Action presently pending or, to the knowledge of Purchaser (or its executive officers or directors), threatened against Purchaser or any of its subsidiaries relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Purchaser or any of its subsidiaries, which if adversely determined, would have a Material Adverse Effect on Purchaser.

             3.9 No Material Adverse Change. Since January 1, 1998, there has been no material adverse change in the business, results of operations or financial condition of Purchaser other than any events, occurrences or developments that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Purchaser or a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

             3.10 Environmental Compliance.

             (a) To the knowledge of Purchaser, each of Purchaser and its subsidiaries is, and has been, and each of Purchaser's former subsidiaries, while subsidiaries of Purchaser, was in compliance with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Purchaser. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (A) emissions, discharges, releases or threatened releases of Hazardous Material (as defined below) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

             (b) During the period of ownership or operation by Purchaser and its subsidiaries of any of their respective current or previously-owned properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Purchaser, any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Purchaser. Prior to the period of ownership or operation by Purchaser and its subsidiaries of any of their respective current or previously-owned properties, to the knowledge of Purchaser, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Purchaser. The term "Hazardous Material" means (1) hazardous materials, contaminants, constituents, medical wastes, hazardous or infectious wastes and hazardous substances as those terms are defined in the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.
     Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or any other statute relating to the protection of the environment or human health or safety, or in any regulation promulgated thereunder, (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) PCBs, or materials or fluids containing PCBs in excess of 50 ppm.

             3.11 Board Recommendation. The Board of Directors of Purchaser, at a meeting duly called and held, has by unanimous vote determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Purchaser and its stockholders.


                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF TARGET

                  In order to induce Subcorp and Purchaser to enter into this Agreement, Target hereby represents and warrants to Purchaser and Subcorp that the statements contained in this Article IV are true, correct and complete.

             4.1 Organization and Standing. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Target and each subsidiary of Target is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Target. Target is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation (the "Target Certificate"), or its By-Laws, as in effect on the date hereof (the "Target By-Laws"). Target has heretofore furnished or made available to Purchaser a complete and correct copy of the Target Certificate and the Target By-Laws. Listed in Section 4.1 to the Target Disclosure Schedule is each jurisdiction in which Target or a subsidiary of Target is qualified to do business and, whether Target (or the subsidiaries of Target) is in good standing as of the date of the Agreement.

             4.2 Subsidiaries. Target does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 to the Target Disclosure Schedule. Target is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in
Section 4.2 to the Target Disclosure Schedule, Target owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Target's subsidiaries. Except as set forth in Section 4.2 to the Target Disclosure Schedule, each of the outstanding shares of capital stock of each of Target's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Target free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Target is set forth in Section
4.2 to the Target Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Target Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Target nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary of Target, and neither Target nor any subsidiary of Target has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any subsidiary of Target or any predecessor thereof.

             4.3 Corporate Power and Authority. Target has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to authorization of the Merger and the transactions contemplated hereby by Target Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Target have been duly authorized by all necessary corporate action on the part of Target, subject to authorization of the Merger and the transactions contemplated hereby by Target Stockholders. This Agreement has been duly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target enforceable against it in accordance with its terms.

             4.4 Capitalization of Target. As of November 30, 1998, Target's authorized capital stock consisted solely of (a) 40,000,000 shares of common stock, par value $1.00 per share ("Target Common Stock"), of which (i) 16,851,870 shares were issued and outstanding, (ii) 72,388 shares were issued and held in treasury (which does not include shares of Target Common Stock reserved for issuance set forth in clause (iii) below), (iii) 2,085,215 shares were reserved for issuance upon the exercise of outstanding Target Options, and
(iv) 95,877 shares were reserved for issuance pursuant to outstanding grants under Target's Long-Term Incentive Plan, and (b) 2,000,000 shares of preferred stock, par value $1.00 per share ("Target Preferred Stock"), of which (i) none was issued and outstanding, and (ii) 200,000 shares were designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") reserved for issuance pursuant to the rights issued under the Target Rights Agreement (as defined in Section 4.22). Since November 30, 1998, Target has not issued any additional shares of capital stock except for the issuance of Target Common Stock in connection with the exercise of Target Options. Each outstanding share of Target capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 4.4 to the Target Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of Target, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Target, and neither Target nor any subsidiary of Target has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Target or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in material compliance with federal and state securities laws. Target has previously provided Purchaser with schedules setting forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Target Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase Target capital stock. Section 4.4 to the Target Disclosure Schedule sets forth the average exercise price for outstanding Target Options. Except as set forth in Section 4.4 to the Target Disclosure Schedule, Target has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity; copies of all such agreements have previously been provided to Purchaser. No Purchase Rights have been granted pursuant to the Kuhlman Corporation Employee Stock Purchase Plan (as that term is defined in such plan), and there exists no obligation to grant any such Purchase Rights.

             4.5  Conflicts; Consents and Approvals. Except as set forth in
Section 4.5 to the Target Disclosure Schedule, neither the execution and delivery of this Agreement by Target, nor the consummation of the transactions contemplated hereby will:

             (a) conflict with, or result in a breach of any provision of, the Target Certificate or the Target By-Laws;

             (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Target or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Target or any of its subsidiaries is a party involving more than $500,000;

             (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Target or any of its subsidiaries or any of their respective properties or assets; or

             (d) require any action or consent or approval of, or review by, or registration or filing by Target or any of its affiliates with, any third party or any Governmental Authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Target Stockholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Target Disclosure Schedule;

except in the case of clauses (c) and (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on Target or a material adverse effect on the ability of the parties to consummate the transaction contemplated hereby.

             4.6 No Material Adverse Change. Since January 1, 1998, there has been no material adverse change in the business, results of operations or financial condition of Target other than any events, occurrences or developments that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Target or a material adverse effect on the ability of Target to consummate the transactions contemplated hereby.

             4.7 Target SEC Documents. Target has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since June 1, 1996 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Target SEC Documents"). The Target SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any Target SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Target included in the Target SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Target SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and present fairly (subject, in the case of unaudited statements, to normal, year-end adjustments), in all material respects, the financial position of Target and its consolidated subsidiaries as at the dates thereof and the results of their operations and their cash flows for the periods then ended. No subsidiary of Target is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

             4.8  Taxes.

             (a) Each of Target and its subsidiaries has duly and timely filed or caused to be duly and timely filed all federal, state, local and foreign Tax Returns required to be filed by them, and has paid or withheld or caused to be paid or withheld all Taxes of any nature whatsoever, with any related penalties, interest and liabilities that are either shown on those Tax Returns as due and payable or are or were otherwise required to be paid, other than Taxes being contested in good faith and for which adequate reserves have been established and reflected in the Target SEC Documents, except where the failure to file, pay or withhold would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate, except for failures that would not, individually or in the aggregate, have a Material Adverse Effect. There are no claims, assessments or audits pending or threatened against Target or any of its subsidiaries for any alleged deficiency in any Tax that, if upheld, would, individually or in the aggregate, have a Material Adverse Effect, and there are no threatened Tax claims or assessments against Target or any of its subsidiaries that, if upheld, would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.8(a) to the Target Disclosure Schedule, there are no waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Section 4.8(a) to the Target Disclosure Schedule, there are no outstanding requests for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. There are no liens for any Taxes upon the assets of Target or any of its subsidiaries (other than statutory liens for Taxes not yet due and payable) which would, individually or in the aggregate, have a Material Adverse Effect on Target. Except as set forth in Section 4.8(a) to the Target Disclosure Schedule, the federal income Tax Returns of Target and each of its subsidiaries consolidated in such Tax Returns have been examined by and settled with the IRS for all years through and including the year ended December 31, 1995. Neither Target nor any of its subsidiaries has ever filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

             (b) Neither Target nor any of its subsidiaries has any liability for Taxes of any person (other than Target and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). Except as set forth in Section 4.8(b) to the Target Disclosure Schedule, neither Target nor any of its subsidiaries is or, since December 31, 1988, has ever been a party to, or bound by, any Tax sharing, Tax indemnity, cost sharing, or similar agreement or policy relating to Taxes.

             (c) Target and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except where the failure to withhold or pay would not, individually or in the aggregate, have a Material Adverse Effect on Target.

             (d) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, license, payroll, withholding, export, import, customs, capital stock and franchise taxes or duties, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a Tax authority in connection with Taxes.

             4.9 Compliance with Law. Target and each of its subsidiaries is in compliance, and at all times since January 1, 1996 has been in compliance, with all Applicable Laws relating to Target and each of its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not have a Material Adverse Effect on Target. No investigation or review by any Governmental Authority with respect to Target or any of its subsidiaries is pending, or, to the knowledge of Target, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on Target.

             4.10 Intellectual Property. To Target's knowledge, there is no infringement or unlawful use by any person or entity of any of the Intellectual Property, other than any infringement or use that would not have a Material Adverse Effect on Target. Except as would not have a Material Adverse Effect on Target, Target has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property necessary for the operation of the business of Target and its subsidiaries in substantially the same manner as such business is presently conducted. Except as would not have a Material Adverse Effect on Target, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material that was, within the last six
(6) years, that is currently or that is planned to be manufactured, used or sold by Target or its subsidiaries, did not, does not and will not infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party. For purposes of this
Section 4.10, "Intellectual Property" shall mean all intellectual property or other proprietary rights of Target or any of its subsidiaries of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof.

             4.11 Registration Statement; Proxy Statement. None of the information provided in writing by Target for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Proxy Statement, at the date of mailing and at the date of the Target Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Proxy Statement, except for such portions thereof that relate only to Purchaser and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

             4.12 Litigation; Products Liability. There is no Action pending or, to the knowledge of Target, threatened against Target, any of its subsidiaries or any of their respective executive officers or directors that, individually or in the aggregate, would have a Material Adverse Effect on Target or a material adverse effect on the ability of Target to consummate the transactions contemplated hereby. Neither Target nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, that would have a Material Adverse Effect on Target or a material adverse effect on the ability of Target to consummate the transactions contemplated hereby. There is no Action presently pending or, to the knowledge of Target, threatened against Target or any of its subsidiaries relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Target or any of its subsidiaries, which if adversely determined, would have a Material Adverse Effect on Target.

             4.13 Employee Benefit Plans.

             (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance), deferred compensation, and fringe benefit plans, programs, policies and arrangements (whether or not subject to ERISA) maintained, sponsored, contributed to, or required to be contributed to, by Target or any of its subsidiaries or any trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001 of ERISA with, or part of the same group described in Section 414(b), (c), (m) or (o) as, Target or any of its subsidiaries (an "ERISA Affiliate") for the benefit of any employee or former employee of Target or any of its subsidiaries or any of their respective ERISA Affiliates (collectively, the "Plans") has been operated in accordance with its terms and is in compliance (including the making of governmental filings) with all applicable laws, including ERISA and the applicable provisions of the Code, except for failures that would not have a Material Adverse Effect. Each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code (the "Qualified Plans") has been determined by the Internal Revenue Service to be so qualified or has been or will be submitted to the Internal Revenue Service for a determination within the remedial amendment period, and since the date of such determination, no event has occurred except for changes for which the remedial amendment period under Section 401(b) of the Code has not expired that would adversely affect a Qualified Plan's qualified status. No "reportable event," as that term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any plan that is subject to Title IV of ERISA that presents a risk of liability to any governmental entity or other person that would have a Material Adverse Effect. There are no pending or, to Target's knowledge, threatened claims (other than routine claims for benefits), audits, investigations or litigation by, on behalf of, against or relating to, any of the Plans or any trusts related thereto or fiduciaries thereof that would have a Material Adverse Effect. Except as disclosed in Section 4.13(a)(i) to the Target Disclosure Schedule, no Plan is a "multiemployer plan" (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan") and none of Target, its subsidiaries nor any of their respective ERISA Affiliates has, at any time since January 1, 1993, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Plan that is a Multiemployer Plan, except as set forth in Section 4.13(a)(ii) of the Target Disclosure Schedule or as would not have a Material Adverse Effect:
     (i) if Target or any of its subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no withdrawal liability under Title IV of ERISA would be incurred; and (ii) none of Target and its subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Plan is in reorganization, has been terminated, is insolvent, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

             (b) No Plan has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived that (either alone or together with any other such claims) presents a risk of liability that would have a Material Adverse Effect on Target. Neither Target nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred (i) that could reasonably be expected to give rise to any liability of Target or any of its subsidiaries or any of their respective ERISA Affiliates under Title IV of ERISA, under section 302 of ERISA, under sections 412 and 4971 of the Code, or for a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code that (either alone or together with any other such claims) presents a risk of liability that would have a Material Adverse Effect on Target or (ii) that could reasonably be expected to result in any claim being made against the Purchaser, Target or any of its subsidiaries, or any of their respective ERISA Affiliates by the PBGC that (either alone or together with any other such claims) presents a risk of liability that would have a Material Adverse Effect on Target.

             (c) With respect to each Plan that is subject to Title IV of ERISA, (i) Target has made available to Purchaser copies of the most recent actuarial valuation report prepared for the Plan before the date of this Agreement, (ii) the assets and liabilities in respect of the accrued benefits as set forth in the most recent actuarial valuation report prepared by the Plan's actuary fairly presented the funded status of the Plan in all material respects as at the valuation date stated in said report, (iii) since the date of the valuation report there has been no adverse change in the funded status of any of those Plans that would have a Material

     Adverse Effect and (iv) the PBGC has not instituted proceedings to terminate any such Plan and no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

             (d) Neither Target nor any of its subsidiaries nor any of their respective ERISA Affiliates has failed to make any contribution or payment to any Plan, or committed any other action or failure to act, that has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Code that would have a Material Adverse Effect on Target.

             (e) Section 4.13(e) to the Target Disclosure Schedule lists all material Plans covering individuals who are or were employed in the United States. With respect to each material Plan maintained or sponsored by Target or any of its subsidiaries, Target has made available to Purchaser a true, correct and complete copy of the following (where applicable), except to the extent filed with the Commission: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

             (f) Except for contributions or premiums that would not, in the aggregate, have a Material Adverse Effect on Target all contributions required to be made to any Plan and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

             (g) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title 1 of ERISA and except as set forth in
     Section 4.13(g)(i) to the Target Disclosure Schedule, neither Target nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to retirees, former employees or beneficiaries or dependents thereof which are not reflected in the financial statement included in the Target SEC Documents. Except as set forth in Section 4.13(g)(ii) to the Target Disclosure Schedule, to the knowledge of Target there has been no communication to employees of Target or its subsidiaries that could reasonably be expected to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

             (h) Section 4.13(h) to the Target Disclosure Schedule sets forth, for each executive officer of Target and for all other employees of and consultants to Target and its subsidiaries as a group, (i) the amount of severance pay and a reasonable good faith estimate of other benefits that would be due to each such executive officer and the terms and conditions of such severance pay and other benefits that would be due to such other employees, in each case upon an involuntary termination of employment as of the Closing, and (ii) with respect to all other payments and benefits that will or could become payable, the vesting, payment or delivery of which will or could be accelerated, or the amount or value of which will or could be increased, as a result of the execution and delivery of this Agreement, or shareholder approval or consummation of the transactions contemplated hereby, either alone or as a result of one or more such events together with any other events, the amount of such payments, a reasonable good faith estimate of the amount of such benefits and the timing of such payments and benefits. A copy of all agreements and documents providing for any payments or benefits disclosed pursuant to this Section 4.13(h) has been provided or made available to Purchaser. Section 4.13(h) to the Target Disclosure Schedule incorporates a report setting forth Target's reasonable good faith estimate, based upon the information available to Target as of the date hereof and the assumptions set forth in such report, of all amounts, paid or payable by Target or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events that will be "excess parachute payments" within the meaning of Section 280G of the Code.

             (i) Except as set forth in Section 4.13(i) to the Target Disclosure Schedule, to the knowledge of Target no officer, director, or employee of Target or any of its subsidiaries or affiliates, or any immediate family member of any of the foregoing or any party in interest under ERISA, has engaged in a nonexempt prohibited transaction under ERISA with respect to Target Plans.

             (j) All Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all material applicable requirements of local law, (ii) if they are intended to qualify for special tax treatment under local law, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are funded in accordance with all material requirements of local law and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

             (k) The Change in Control Agreements dated as of February 20, 1996, between Target and the individuals listed on Schedule 4.13(k) to the Target Disclosure Schedule, respectively (each such agreement, a "Change in Control Agreement" and collectively, the "Change in Control Agreements," and each such individual, an "Executive") each provide, or have been amended effective no later than the date hereof to provide, the following:
     (i) it shall be a condition to the right of the Executive who is a party to the Change in Control Agreement to receive payments and benefits thereunder that (A) such Executive exercise stock options after the date hereof and on or before December 31, 1998, as contemplated by the Change in Control Analysis incorporated in Section 4.13(h) of the Target Disclosure Schedule (such stock options, the "Exercised Options"), and (B) the Executive not voluntarily terminate employment with Target prior to the end of the first day immediately following the Effective Date (for these purposes, a termination of employment due to death or disability shall not constitute a voluntary termination of employment); (ii) the Company shall make a loan to the

     Executive in an amount equal to the exercise price for the Exercised Options, payable at the Effective Time and otherwise as contemplated by the Change in Control Analysis; (iii) provided there is no attempt to amend or terminate the Change in Control Agreements after the Effective Time, no cash payments shall be made to the Executive pursuant to the Change in Control Agreement until the 91st day following the Effective Date (other than any required gross-up payments with respect to any taxes that are due or required to be withheld before such 91st day); (iv) the Executive shall not be entitled to any severance pay or severance benefits under any plan, program, policy, arrangement or agreement other than his Change in Control Agreement, the Company's automobile policy and benefits under the Directors and Officers Health Incentive Plan; and (v) the benefits to which the Executive is entitled under the Change in Control Agreement shall include only life, health, accidental death and disability benefits under plans in which the Executive was participating at the time of the change in control.

             4.14 Contracts. Section 4.14 to the Target Disclosure Schedule lists as of the date hereof all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a "Contract") to which Target or any of its subsidiaries is a party and that fall within any of the following categories: (a) joint venture, partnership and like agreements, (b) Contracts containing covenants purporting to limit the freedom of Target or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (c) Contracts that after the Effective Time would have the effect of limiting the freedom of Purchaser or its subsidiaries (other than Target and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts providing for "earn-outs", (e) any Contract providing for "savings guarantees", "performance guarantees", or other contingent payments by Target or any of its subsidiaries, other than normal product warranties, involving more than $1 million, (f) Contracts with or for the benefit of any affiliate of Target or immediate family member thereof (other than subsidiaries of Target) involving more than $50,000 in the aggregate per affiliate, (g) any Contract for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target and each of its subsidiaries or otherwise related to the businesses of Target and each of its subsidiaries, which is not cancellable by Target or such subsidiary without penalty in excess of 2% of the aggregate of all amounts payable under such Contract, and under the terms of which Target or any of its subsidiaries: (i) is likely to pay or otherwise give consideration of more than $1,000,000 during the calendar year ended December 31, 1998, (ii) is likely to pay or otherwise give consideration of more than $2,000,000 over the remaining term of such Contract, or (iii) is a party for a term of five (5) years or more and which involves more than $1,000,000 over such term, (h) any Contract for the sale of inventory or other personal property or for the furnishing of services by Target or any of its subsidiaries which is not cancellable by Target or such subsidiary without penalty in excess of 2% of the aggregate of all amounts payable under such Contract and which: (i) is likely to involve consideration of more than $3,000,000 during the calendar year ended December 31, 1998, (ii) is likely to involve consideration of more than $6,000,000 over the remaining term of the Contract, or (iii) has a term of five
(5) years or more and involves more than $1,000,000 over such term, (i) any Contract or agreement relating to indebtedness for borrowed money of Target or any of its subsidiaries or to any direct or indirect guaranty by Target or any of its subsidiaries of indebtedness for borrowed money of any other person in excess of $1 million, and
(j) any other Contract or agreement, whether or not made in the ordinary course of business, which is material to Target or the conduct of the business of Target or the absence of which would have a Material Adverse Effect on Target. All such Contracts are valid and binding obligations of Target and, to the knowledge of Target, the valid and binding obligation of each other party thereto and is in full force and effect and shall continue in full force and effect without penalty, acceleration, termination or other adverse consequence except to the extent that any consents set forth in Section 4.14 to the Target Disclosure Schedule are not obtained. Neither Target nor, to the knowledge of Target, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations that, individually or in the aggregate, would not have a Material Adverse Effect on Target. Set forth in Section 4.14 to the Target Disclosure
Schedule is the amount of the annual premium currently paid by Target for its directors' and officers' liability insurance.

             4.15 Labor Matters. Except as set forth in Section 4.15 of the Target Disclosure Schedule, (i) neither Target nor any of its subsidiaries have any labor contracts or collective bargaining agreements with any persons employed by Target or any of its subsidiaries or any persons otherwise performing services primarily for Target or any of its subsidiaries, (ii) there is no labor strike, dispute or stoppage pending or, to the knowledge of Target, threatened against Target or any of its subsidiaries, and neither Target nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 1996 which would have a Material Adverse Effect on Target, and (iii) since January 1, 1996, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Target or any of its subsidiaries.

             4.16 Permits. Target and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on their respective businesses as they are now being conducted (collectively, the "Target Permits"), and there is no Action pending or, to the knowledge of Target, threatened regarding any of the Target Permits. Neither Target nor any of its subsidiaries is in conflict with, or in default or violation of any of the Target Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on Target.

             4.17 Reserved.

             4.18 Title to Properties and Assets.

             (a) Target and its subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and material assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, would not have a Material Adverse Effect on Target. All such material properties and assets, other than properties and assets in which Target or any of its subsidiaries has leasehold interests, are free and clear of all liens, encumbrances, leases, options, charges, covenants, easements and restrictions of any kind ("Liens"), except for Liens that, in the aggregate, would not have a Material Adverse Effect on Target.

             (b) Each of Target and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Target and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

             (c) All real and personal property and fixtures of Target and its subsidiaries (exclusive of inventories) that are significant to the operations of Target and its subsidiaries are in good condition and repair, ordinary wear and tear excepted, or are currently being repaired or replaced in a manner that will ensure the continuing and normal operations of Target and its subsidiaries.

             4.19 Environmental Compliance.

             (a) To the knowledge of Target, each of Target and its subsidiaries is, and has been, and each of Target's former subsidiaries, while subsidiaries of Target, was in compliance with all applicable Environmental Laws, except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Target.

             (b) During the period of ownership or operation by Target and its subsidiaries of any of their respective current or previously-owned properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Target, any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Target. Prior to the period of ownership or operation by Target and its subsidiaries of any of their respective current or previously-owned properties, to the knowledge of Target, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect on Target.

             4.20 Opinion of Financial Advisor. Target has received the written opinion of The Robinson-Humphrey Company, LLC (the "Financial Advisor"), to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Target Stockholders from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any material respect.

             4.21 Board Recommendation; Required Vote. The Board of Directors of Target, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the Target Stockholders, and (ii) resolved to recommend that the holders of the shares of Target

Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Target Board Recommendation"). The affirmative vote of holders of a majority of the outstanding shares of Target Common Stock to approve the Merger is the only vote of the holders of any class or series of Target Common Stock necessary to adopt the Agreement and approve the transactions contemplated hereby.

             4.22 Section 203 of DGCL; Rights Agreement. Prior to the date hereof, the Board of Directors of Target has taken all action necessary to exempt under or make not subject to (x) the provisions of Section 203 of the DGCL and (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby. The Rights Agreement, dated as of April 30, 1997 (the "Target Rights Agreement"), between Target and Harris Trust Savings Bank as rights agent, has been amended so that Purchaser and Subcorp are each exempt from the definition of "Acquiring Person" contained in the Target Rights Agreement, no "Stock Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Target Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement and the Target Rights Agreement will expire immediately prior to the Effective Time, and the Target Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Target Rights Agreement have been previously provided to Purchaser.

             4.23 Brokerage and Finder's Fees. Except for Target's obligations to the Financial Advisor (copies of all agreements relating to such obligations having previously been provided to Purchaser), neither Target nor any of its subsidiaries nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Target or any of its subsidiaries, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.


                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

                  The parties hereto agree that:

           5.1    Mutual Covenants.

           (a)    HSR Act Filings; Reasonable Best Efforts; Notification.

           (i) Each of Purchaser and Target shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (B) comply at the earliest practicable date with any request for further information or documents received by such party or any of its subsidiaries from Federal Trade Commission, the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, including without limitation a request for additional information and documents under the HSR Act, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that shall be shared only with outside counsel to the non-filing party) and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in
               Section 5.1(a)(ii)) with respect to any such filing or any such transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

          (ii) Each of Purchaser and Target shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Purchaser and Target shall cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Purchaser and Target decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Purchaser and Target shall use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

         (iii) Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Purchaser or Target from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, the Prospectus and the Registration Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

          (iv) Notwithstanding anything to the contrary in this Agreement, (A) neither Purchaser nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on either Purchaser or Target or a material adverse effect on the assets, liabilities, results of operations or financial condition of either Purchaser or Target, (B) prior to the Effective Time, neither Target nor its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Target and its subsidiaries taken as a whole, (C) Purchaser shall not be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from consummation of the Merger and (D) neither party shall be required to waive any of the conditions to the Merger set forth in Article VI as they apply to such party.

             (b) Public Announcements. Unless otherwise required (as advised by counsel) by Applicable Laws or requirements of the NYSE (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this

     Agreement pursuant to Section 7.1, Purchaser and Target shall consult with each other before issuing any press release or similar communication or making any public filing with the Commission or other Governmental Authority with respect to the Merger and shall not issue any such press release or communication or make such filing prior to such consultation.

             (c) Registration Statement/Proxy Statement. (i) As promptly as practicable after the execution of this Merger Agreement, Target and Purchaser shall prepare and Target shall file with the Commission preliminary proxy materials which shall constitute the preliminary Proxy Statement and a preliminary prospectus with respect to the Purchaser Common Shares to be issued in connection with the Merger. Each party will notify the other promptly of the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information, and will supply the other with copies of all correspondence between such party or any of its representatives and the Commission, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Purchaser or Target, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the Commission and/or mailing to the shareholders of Target such amendment or supplement to the Proxy Statement. As promptly as practicable after comments are received from the Commission with respect to the preliminary proxy materials and after the furnishing by Target and Purchaser of all information required to be contained therein, Target shall file with the Commission the definitive Proxy Statement and Purchaser shall file with the Commission the Registration Statement and Purchaser and Target shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

             (ii) Target and Purchaser shall make all necessary filings with respect to the Merger, under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

             (d) Change of Control. Target and Purchaser mutually acknowledge and agree that the consummation of the Merger will constitute a change of control for purposes of all plans and agreements of Target and its subsidiaries which provide for payments or benefits to employees of Target and its subsidiaries upon a change of control of Target and which have been disclosed to Purchaser. Target and Purchaser further acknowledge and agree that upon consummation of the Merger, Target or Purchaser will be obligated to honor all severance or Change in Control Agreement payment obligations of Target that are listed on Section 5.1(d) to the Target Disclosure Schedule, and that neither Target or Purchaser shall seek to amend or terminate these obligations following the Effective Time. Target shall use, and shall cause its subsidiaries to use, reasonable best efforts in consultation with Purchaser to minimize the amounts paid or payable by Target and its subsidiaries that will be "excess parachute payments" within the meaning of Section 280G of the Code; provided, that: (i) any actions to implement the foregoing covenant shall be taken only with the consent of Purchaser; (ii) such actions shall include paying bonuses with respect to 1998 on or before December 31, 1998, if and to the extent requested by Purchaser; and (iii) such reasonable best efforts shall not include reducing or eliminating any severance or bonus payments that would otherwise be paid to any executive officer or other employee of Target or any of its subsidiaries.

             5.2  Covenants of Purchaser.

             (a) Conduct of Purchaser's Operations. During the period from the date of this Agreement to the Effective Time, Purchaser shall use its reasonable best efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. During the period from the date of this Agreement to the Effective Time, Purchaser shall not (i) make any amendment to the Purchaser Articles that changes the fundamental attributes of the Purchaser Common Shares, (ii) make any material changes to the Certificate of Incorporation of Subcorp, (iii) make, declare or pay any extraordinary cash dividend, other than extraordinary dividends between Purchaser and a subsidiary of Purchaser, (iv) take any action that is material and adverse to the Target Stockholders as prospective stockholders of Purchaser and that affects Target Stockholders disproportionately as compared to the current stockholders of Purchaser, (v) permit or cause any subsidiaries to do any of the foregoing or agree or commit to any of the foregoing, or (vi) agree in writing or otherwise to take any of the foregoing actions.

             (b)  Indemnification; Directors' and Officers' Insurance.

          (i) From and after the Effective Time, Purchaser shall cause, the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Target in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Target Certificate or the Target By-Laws, and, in any event, to the fullest extent permitted by law, and

          (ii) To the extent not obtained by Target prior to the Effective Time, Purchaser shall use its best efforts to cause the Surviving Corporation or Purchaser to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability (including fiduciary and crime) insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Purchaser shall be required to pay an aggregate premium for such insurance coverage in excess of 125% of the amount set forth in Section

               4.14 to the Target Disclosure Schedule. In the event that Target determines to obtain such coverage prior to the Effective Time, it will not spend more than 125% of the amount set forth in
               Section 4.14 to the Target Disclosure Schedule.

             (c) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Purchaser) or any material liabilities. Purchaser will take all action necessary to cause Subcorp to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

             (d) NYSE Listing. As promptly as practicable after the execution of this Agreement, Purchaser shall prepare and file with the NYSE a listing application covering the Purchaser Common Shares to be issued in connection with the Merger. Purchaser shall use its reasonable best efforts to cause the Purchaser Common Shares issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

             (e) Employees and Employee Benefits. For a period of six months after the Effective Date, Purchaser shall provide, or shall cause the Surviving Corporation to provide, generally to the officers and employees of the Surviving Corporation and its subsidiaries health and welfare benefits on terms and conditions in the aggregate that are no less favorable as those provided under Target's health and welfare plans as of the date hereof.

             (f) Contacts with Target's Customers and Suppliers. Purchaser and Target acknowledge the need for a smooth transition of ownership of the businesses of Target and its subsidiaries and that contact with the customers or suppliers of Target or its subsidiaries during the period from the date of this Agreement to the Effective Time may be desirable to ensure such a transition. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Purchaser shall not, without the prior written consent of Target (which may be withheld or delayed in the sole discretion of Target), contact customers or suppliers of Target or any of its subsidiaries. On a case by case basis, Target shall consider requests by Purchaser for joint Purchaser and Target contacts with customers or suppliers of Target or its subsidiaries but Target shall have no obligation to consent to any such request. Notwithstanding the foregoing, Purchaser shall be entitled to contact its current and prospective customers to conduct its business in the ordinary course.

             5.3  Covenants of Target.

             (a) Target Stockholders Meeting. Target shall take all action in accordance with the federal securities laws, the DGCL and the Target Certificate and the Target By-Laws necessary to duly call, give notice of, convene and hold a special meeting of Target Stockholders (the "Target Stockholders Meeting") to be held on the earliest practicable date determined in consultation with Purchaser to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby. Target shall solicit the approval of the Merger, this Agreement and the transactions contemplated hereby, by the

     Target Stockholders, and the Board of Directors of Target shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby by the Target Stockholders (to the extent such recommendation has not been previously withdrawn pursuant to Section 5.3(c)).

             (b) Conduct of Target's Operations. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Target shall conduct its operations in the ordinary course of business consistent with past practice and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its material operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Target shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(b) to the Target Disclosure Schedule, without the prior written consent of
        Purchaser:

          (i) do or effect any of the following actions with respect to its or its subsidiaries' securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than regular quarterly dividends on Target Common Stock and dividends declared and paid by any of Target's directly or indirectly wholly owned subsidiaries, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, including pursuant to any employee stock purchase plans (except pursuant to the exercise of Target Options that are outstanding as of the date hereof and disclosed in Section 4.4 hereof), (E) reprice any Target Options, or (F) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

          (ii) except for the asset sales on the terms and subject to the conditions as set forth in Section 5.3(b)(ii) to the Target Disclosure Schedule, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business or as part of an asset replacement or retirement program which is out of the ordinary course of business but consistent with past practice;

         (iii) make or propose any changes in the Target Certificate or the Target By-Laws;

          (iv) merge or consolidate with any other person;

           (v) acquire a material amount of assets or capital stock of any other person;

          (vi) amend or modify, or propose to amend or modify, the Target Rights Agreement, as amended as of the date hereof;

         (vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

        (viii) create any subsidiaries, except in connection with the restructuring of Target's fuel tank division as previously disclosed to Purchaser;

          (ix) increase the compensation or benefits payable or to become payable to its directors, officers or, except in the ordinary course of business consistent with past practice, other employees (whether from Target or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of Target or any of its subsidiaries (other than as required by existing agreements or policies described in Section 5.3(b)(ix) to the Target Disclosure Schedule), or enter into any employment or severance agreement with, any director, officer or other employee of Target or any of its subsidiaries or establish, adopt, enter into, amend, or waive any performance or vesting criteria under any Plan for the benefit or welfare of any current or former directors, officers or employees of Target or its subsidiaries or their beneficiaries or dependents, except, in each case to the extent required by applicable law or regulation;

           (x) change any method or principle of tax or financial accounting in a manner that is inconsistent with past practice except to the extent required by United States generally accepted accounting principles as advised by Target's regular independent accountants; make any Tax election (unless required by law), settle or compromise any Tax liability of Target or any of its subsidiaries or any pending or threatened suit, action or claim relating to any potential or actual Tax liability of Target or any of its subsidiaries, change any method of accounting for Tax purposes or file (other than in a manner consistent with past practice) any Tax Return;

          (xi) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $100,000;

         (xii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which Target is a party;

        (xiii) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(c));

         (xiv) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $100,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

          (xv) incur or commit to any capital expenditures individually in excess of (x) $1,000,000, provided that such capital expenditure is reflected in the budget previously provided to Purchaser (the "Budget") or (y) $100,000 if such capital expenditure is not reflected in the Budget, or in the aggregate in excess of $5,000,000;

         (xvi) except as permitted in Section 5.2(b)(ii), make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

        (xvii) materially accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or dates when the same would have been collected in the ordinary course of business consistent with past practice or otherwise change the terms thereof including by offering discounts other than in the ordinary course of business and consistent with past practice;

       (xviii) materially delay or accelerate payment of accounts payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course consistent with past practice;

         (xix) take any action to exempt or make not subject to (x) the provisions of Section 203 of the DGCL or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Purchaser or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xx) enter into any transaction or agreement, or amend any existing agreement between Target or any of its subsidiaries and any director or executive officer of Target;

         (xxi) take any action that would reasonably be likely to result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

        (xxii) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

       (xxiii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

        (xxiv) agree in writing or otherwise to take any of the foregoing actions.

             (c) No Solicitation. Target agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Target, or acquisition of any capital stock (other than upon exercise of Target Options that are outstanding as of the date hereof) or all or any material portion of the assets of Target and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Purchaser, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Target Stockholders, notwithstanding any restriction contained in Section 5.3(b), Target may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited, initiated, knowingly facilitated or encouraged after the date of this Agreement if and so long as the Board of Directors of Target determines in good faith, after consultation with and receipt of advice from its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would likely constitute a breach of its fiduciary duties under Applicable Law. Target will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding Target provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. In the event that prior to the approval of the Merger by the Target Stockholders the Board of Directors of Target receives a Superior Proposal (as defined below) that was not solicited, initiated, knowingly facilitated or encouraged after the date of this Agreement, and the Board of Directors of Target determines in good faith after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would likely constitute a breach of its fiduciary duties under Applicable Law, the Board of Directors of Target may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Purchaser, the Target Board Recommendation and/or recommend a Superior Proposal to the Target Stockholders and/or comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction, provided that it gives Purchaser five business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Purchaser's right to terminate this Agreement pursuant to Section 7.1(d) at such time as the requirements of such subsection have been met). Any such withdrawal, modification or change of the Target Board Recommendation shall not change the approval of the Board of Directors of Target for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. From and after the execution of this Agreement, Target shall promptly (but in any event within two calendar days) advise Purchaser in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to Purchaser a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, Target shall promptly (but in any event within two calendar days) advise Purchaser, in writing, if the Board of Directors of Target shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this
     Section 5.3(c). As used herein, the term "Superior Proposal" means a Competing Transaction that the Board of Directors of Target determines is, after consulting with and receipt of advice from the Financial Advisor (or any other nationally recognized investment banking firm), more favorable to Target Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Purchaser in response to such Competing Transaction), and that sufficient financing commitments have been obtained with respect to such Competing Transaction that it reasonably expects a transaction pursuant to such proposal could be consummated.

             (d) Access. Target shall permit representatives of Purchaser to have appropriate access at all reasonable times to Target's premises, properties, books, records, contracts and documents. In addition to the foregoing, with respect to environmental investigations, Purchaser shall at all reasonable times and in all reasonable respects (i) have access to Target's facilities, (ii) be entitled to interview Target's personnel located at such facilities or located at any of Target's other premises,
     (iii) be entitled to interview any of Target's consultants hired in connection with any environmental matters, (iv) be entitled to review environmental documents (including the results of any phase one or phase two environmental assessments), and (v) be entitled to conduct phase one environmental assessments where existing phase one environmental assessments are not, in the reasonable judgment of Purchaser, complete or timely. Purchaser and Target agree to use their reasonable best efforts to share information that might otherwise be subject to attorney/client privilege in a manner which would not waive any such attorney/client privilege. Information obtained by Purchaser pursuant to this Section 5.3(d) shall be subject to the provisions of the confidentiality agreement between Purchaser and Target dated August 28, 1998 (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(d) shall affect or be deemed to modify any representation or warranty made in this Agreement.

             (e) Subsequent Financial Statements. Target shall provide to Purchaser a copy of Target's financial statements for any period ending after the date of this Agreement prior to making publicly available its financial results for any such period and prior to filing any Target SEC Documents after the date of this Agreement.

             (f) Affiliates of Target. Target shall use its reasonable best efforts to cause each such person who may be at the date of the Target Stockholders Meeting an "affiliate" of Target for purposes of Rule 145 under the Securities Act to execute and deliver to Purchaser at or prior to the Closing the written undertakings in the form attached hereto as Exhibit A (the "Target Affiliate Letter"). No later than 10 days prior to such date, Target, after consultation with its outside counsel, shall provide Purchaser with a letter (reasonably satisfactory to outside counsel to Purchaser) specifying all of the persons or entities who, in Target's opinion, may be deemed to be "affiliates" of Target under the preceding sentence. The foregoing notwithstanding, the Purchaser shall be entitled to place legends as specified in the Target Affiliate Letter on the certificates evidencing any of the Purchaser Common Shares to be received by any such "affiliate" of Target specified in such letter pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Purchaser Common Shares, consistent with the terms of the Target Affiliate Letter, regardless of whether such person has executed the Target Affiliate Letter.


                                   ARTICLE VI.

                                   CONDITIONS

             6.1 Conditions to the Obligations of Each Party. The obligations of Target, Purchaser and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

             (a) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the Target Stockholders in the manner required by any Applicable Law.

             (b) Any applicable waiting periods under the HSR Act or similar foreign laws relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated and any other approvals of any Governmental Authority shall have been obtained.

             (c) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by Purchaser, Target or any of their respective subsidiaries of any material portion of the business or assets of Purchaser or Target.

             (d) There shall not be pending any Action instituted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

             (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

             (f) The Purchaser Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

             6.2 Conditions to Obligations of Target. The obligations of Target to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Target:

             (a) Each of the representations and warranties of each of Purchaser and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Purchaser.

             (b) Each of Purchaser and Subcorp shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants to be performed and complied with by it hereunder at or prior to the Effective Time.

             (c) Each of Purchaser and Subcorp shall have furnished Target with a certificate dated the Closing Date signed on behalf of it by the Chief Executive Officer or Treasurer to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

             6.3 Conditions to Obligations of Purchaser and Subcorp. The obligations of Purchaser and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Purchaser:

             (a) Each of the representations and warranties of Target set forth in Article IV (other than the representations and warranties of Target set forth in Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Target. The representations and warranties of Target set forth in Sections 4.4 of this Agreement shall be true and correct in all respects on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

             (b)  The representations and warranties of Target set forth in
     Section 4.19 shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where such failure of the representations and warranties in the aggregate to be true and correct in all respects would not in the reasonable judgment of Purchaser result in cost, expense or liability ("Environmental Liability") exceeding Target's and its subsidiaries' aggregate amount of reserves for environmental matters by more than $10 million on an after-tax basis. In determining Target's Environmental Liability, an item of cost, expense or liability shall be disregarded to the extent that such item is covered by (i) existing insurance where the insurance carrier has acknowledged the coverage or (ii) environmental insurance purchased by Target from an insurance carrier reasonably acceptable to Purchaser after the date hereof and prior to the Effective Time. In the event that Target purchases such coverage prior to the Effective Time, it will not spend more than $2 million in premiums and such premiums shall be included in any determination of Target's Environmental Liabilities pursuant to this Section 6.3(b). Purchaser's determination of Target's Environmental Liability shall be substantially consistent with the written assessment of an independent consulting firm to be mutually selected from the following: Dames and Moore, Karemida Environmental, or Montgomery Watson.

             (c) Target shall have performed in all material respects all obligations and agreements and shall have complied in all material respects with all covenants to be performed and complied with by it hereunder at or prior to the Effective Time.

             (d) The agreement for purchase and sale of real property (the "Real Estate Agreement") which is contemplated to be entered into pursuant to the letter agreement of even date herewith among Target, Purchaser, and Subcorp shall have been entered into, the closing under the Real Estate Agreement shall have occurred, and Target shall have received final payment of the $1,957,000 cash purchase price (net of any closing costs or other expenses) pursuant to the terms of the Real Estate Agreement.

             (e) Target shall have furnished Purchaser with a certificate dated the Closing Date signed on its behalf by its Chairman and Chief Executive Officer, President or Chief Financial Officer to the effect that the conditions set forth in Sections 6.3(a), (b) and (d) have been satisfied.


                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

             7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Target Stockholders):

             (a)  by mutual written consent of Purchaser and Target;

             (b) by either Purchaser or Target if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority (which the parties shall have used all reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 5.1(a)) enjoining Purchaser or Target from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

             (c) by either Purchaser or Target if the Merger shall not have been consummated before the later of May 31, 1999 or thirty (30) days after the receipt of all required approvals of any Governmental Authority, provided, however, that the right to terminate this Agreement under this
     Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

             (d) by Purchaser if (i) the Board of Directors of Target shall withdraw, modify or change the Target Board Recommendation in a manner adverse to Purchaser, (ii) if the Board of Directors of Target approves or recommends any Competing Transaction, or (iii) Target shall have exercised a right with respect to a Superior Proposal referenced in Section 5.3(c) and shall, directly or through its representatives, continue discussions with any third party concerning a Superior Proposal for more than 10 business days after the date of receipt of such Superior Proposal;

             (e) by Purchaser or Target if at the Target Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Target Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

             (f) by Purchaser or Target if there shall have been a breach by the other of any of its representations and warranties, covenants or agreements contained in this Agreement, which under Section 6.3(a) or 6.2(a) excuses Purchaser or Target, respectively, from its obligation to complete the Merger, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

             (g) by Purchaser if on the date on which the Closing would otherwise occur, the Purchaser Share Price shall be less than $40; provided that Target shall receive at least two business days' prior written notice of its intent to effect such termination pursuant to this Section 7.1(g); or

             (h) by Target in order to permit Target to enter into an agreement providing for a Competing Transaction that the Board of Directors of Target has determined to be a Superior Proposal; provided, however that the obligation of Target to pay to Purchaser the fees and expenses provided for in Sections 7.2(b) and (e) shall survive any such termination.

             7.2  Effect of Termination.

             (a)  In the event of the termination of this Agreement pursuant to
     Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(d) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs").

             (b)  In the event that (i) this Agreement is terminated pursuant to
     Section 7.1(c) and the Target Stockholders Meeting has not been held prior to May 31, 1999 and at any time prior to such termination there shall have been made to Target or publicly disclosed a Competing Transaction with respect to Target, or (ii) this Agreement is terminated pursuant to Section 7.1(d)(i), 7.1(d)(ii) or 7.1(h), then Target will, in the case of a termination by Purchaser, within three business days following any such termination or, in the case of a termination by Target concurrently with such termination, pay to Purchaser in cash by wire transfer in immediately available funds to an account designated by Purchaser (i) in reimbursement for Purchaser's expenses an amount equal to the aggregate amount of Purchaser's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of $4 million in the aggregate and (ii) a termination fee in an amount equal to $15 million.

             (c)  In the event that this Agreement is terminated pursuant to
     Section 7.1(e) and no event has occurred that would permit Purchaser to terminate this Agreement under Sections 7.1(d)(i), 7.1(d)(ii) or 7.1(h), then Target shall pay to Purchaser in cash by wire transfer in immediately available funds to an account designated by Purchaser in reimbursement for Purchaser's expenses an amount equal to the aggregate amount of Purchaser's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of $4 million in the aggregate.

             (d)  In the event that this Agreement is terminated pursuant to
     Section 7.1(c) (and the Target Stockholders Meeting has not been held prior to May 31, 1999), 7.1(d) or 7.1(h) and prior to 18 months after the date of such termination Target consummates a Competing Transaction with a party who made to Target or publicly disclosed a proposal with respect to a Competing Transaction prior to the termination of this Agreement, then in addition to any amounts payable pursuant to Section 7.2(b) or 7.2(c), Target will concurrently with the consummation of such transaction, pay to Purchaser in cash by wire transfer in immediately available funds to an account designated by Purchaser an additional termination fee in an amount equal to $10 million.

             (e)  In the event that this Agreement is terminated pursuant to
     Section 7.1(g), then Purchaser shall pay to Target in cash by wire transfer in immediately available funds to an account designated by Target in reimbursement for Target's expenses an amount equal to the aggregate amount of Target's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of $4 million in the aggregate and, for purposes hereof, shall also be deemed to include reimbursement by Target to its executive employees for taxes paid in connection with the exercise of stock options in December 1998.

             (f) In the event that this Agreement is terminated pursuant to one or more provisions of Section 7.1 and a termination fee is payable pursuant to one or more provisions of Section 7.2, any such termination fee shall not exceed $25 million in the aggregate, not including reimbursement of Costs.

             7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Target Stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Target Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

             7.4 Extension; Waiver. At any time prior to the Effective Time, Purchaser (with respect to Target) and Target (with respect to Purchaser and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII.

                                  MISCELLANEOUS

             8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

             8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  if to Purchaser or Subcorp:

                             Borg-Warner Automotive, Inc.
                             200 South Michigan Avenue
                             Chicago, Illinois 60604
                             Attention:  Laurene H. Horiszny
                             Telecopy  No.:  (312) 322-8621



                             with a copy to

                             Wachtell, Lipton, Rosen & Katz
                             51 West 52nd Street
                             New York, New York  10019
                             Attention:  Elliott V. Stein, Esq.
                             Telecopy No.:  (212) 403-2000

             (b)  if to Target:

                             Kuhlman Corporation
                             3 Skidaway Village Square
                             Savannah, Georgia 31411
                             Attention:  Richard A. Walker
                             Telecopy No.:  (912) 598-0737



                             with a copy to

                             Rudnick & Wolfe
                             203 N. LaSalle Street
                             Suite 1800
                             Chicago, Illinois  60601
                             Attention:  Stephen A. Landsman, Esq.
                             Telecopy No.:  (312) 236-7516


             8.3  Interpretation.

             (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

     The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             (b) For the purposes of any provision of this Agreement, "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Target or Purchaser, any change or effect that is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Target and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, as the case may be. In determining whether a Material Adverse Change or Material Adverse Effect has occurred such determination shall be made on an after-tax basis and in addition, an item of loss, expenses or liability shall be disregarded to the extent (i) of the aggregate reserve for the category of such item established in the financial statements of Target most recently filed with the Commission prior to the date of this Agreement, (ii) such item is covered by insurance or any other third party indemnification, contribution or reimbursement obligation and the insurance carrier or third party, as the case may be, has acknowledged the coverage or indemnification, contribution or reimbursement obligation, as the case may be, (iii) disclosure of such item has been made in the Target SEC Documents filed prior to the date of this Agreement, (iv) disclosure of such item has been made in the Target Disclosure Schedule or (v) such item represents professional and advisory fees and similar expenses incurred in connection with the Merger provided such amounts are less than $2 million in the aggregate.

             (c) For purposes of this Agreement, a "subsidiary" when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

             (d) For purposes of this Agreement, "knowledge" or any similar phrase when used (i) in relation to Target means the actual knowledge (excluding thereby any implied imputed, constructive or other type of knowledge) of any executive officer of Target and the presidents of each of Kuhlman Electric Corporation, Coleman Cable Systems, Inc., Transpro Group, Inc., and Schwitzer, Inc. and (ii) in relation to Purchaser means the knowledge of any executive officer of Purchaser.

             8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

             8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement and the confidentiality agreement between Purchaser and Target dated December 1, 1998 constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

             8.6 Third-Party Beneficiaries. Except for the agreement set forth in Section 5.1(d) or 5.2(b), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

             8.7 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of Wilmington, Delaware.

             8.8  Consent to Jurisdiction; Venue.

             (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

             (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

             8.9 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

             8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign its rights, interests or obligations hereunder to any of its subsidiaries or affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

             8.11 Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement (including filing fees related thereto) will be shared equally by Purchaser and Target.

                  IN WITNESS WHEREOF, Purchaser, Subcorp and Target have signed this Agreement as of the date first written above.




                                      BORG-WARNER AUTOMOTIVE, INC.

                                      By:         /s/ John F. Fiedler
                                                  -------------------------
                                           Name:  John F. Fiedler
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer

                                      BWA MERGER CORP.

                                      By:         /s/ John F. Fiedler
                                                  -------------------------
                                           Name:  John F. Fiedler
                                           Title: Chairman of the Board and
                                                  Chief Executive  Officer

                                      KUHLMAN CORPORATION

                                      By:         /s/ Robert S. Jepson, Jr.
                                                  -------------------------
                                           Name:  Robert S. Jepson, Jr.
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer